Exhibit 10.14

September 4, 2023 Uneek Mehra

714 Jacaranda Circle

Hillsborough, CA 94010

Dear Uneek:

We are pleased to make you the following offer of employment. We believe you will play an important and meaningful role in our mission of developing transformative genetic medicines for our patients.

Position and Location of Role. Your title will be Chief Financial and Business Officer, reporting to CEO, David Kirn, with a start date of Monday, September 11th, 2023. Your primary work location will be at 5858 Horton Street, Emeryville, California, at the 4D Molecular Therapeutics, Inc. (together with its successors, the “Company”) labs and offices. You agree to devote your full time and best efforts to the performance of your duties to the Company. This is a full-time exempt position.

Compensation/Benefits. Your starting annual salary will be $510,000. You will be paid bi-weekly less applicable withholdings and deductions in accordance with the Company’s normal payroll practices.

In addition, you will receive a sign-on bonus (total equals $200,000) divided into two installments; the first installment will be in the amount of $100,000 less applicable withholdings and deductions, to be paid to you the first pay date after joining us and the second in the amount of $100,000, less applicable withholdings and deductions, to be paid to you the first pay date after the 12 month anniversary of the Start Date, in each case, subject to your continued services through the applicable payment date. You and the Company acknowledge and agree that your signing bonus will not be deemed earned until the 12-month anniversary of the applicable date of payment. If you voluntarily resign from the Company for any reason prior to such date or are terminated by the Company for Cause (as defined below) prior to such date, you will be required to repay a prorated portion of any portion of the sign-on bonus that has already been paid to you equal to the number of days between the applicable date of payment and termination date over 365 days. You agree to reimburse the Company for the amount of the pro-rated signing bonus determined pursuant to the preceding sentence in cash promptly after and, in any event, within 30 days of your termination.

You will be eligible to receive employee benefits (medical, dental, and vacation) according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. You should note that the Company may modify job titles, salaries, and benefits as it deems necessary or appropriate and in accordance with applicable laws. In addition, you will be eligible to receive a discretionary annual performance bonus, with a target of 45% of your annual salary, the amount of which is subject to approval by the Company’s Board of Directors and based on actual earned wages and on the achievement of certain individual and corporate performance objectives. Your bonus is prorated based on the start date and you must be employed on the day of bonus payout in order to receive payment.

Incentive Compensation. If you decide to join the Company, you will receive an option to purchase 229,634 shares of Common Stock in the Company at a price per share equal to the closing price per share of such Common Stock as reported by NASDAQ on the first business day of the month following your first date of employment. Your grant shall be subject to the terms and conditions of the Company’s equity plan and an equity agreement, including vesting requirements.

In addition to your new hire grant, you will be eligible starting in Q1 of next year to participate in our annual equity program.

No right to any equity is earned or accrued until such time that vesting occurs, nor does the option grant confer any right to continue vesting or employment.

Change in Control and Severance Agreement. You will be entitled to enter into the Company’s standard Change in Control and Severance Agreement, a copy of which is attached to this offer letter.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies, which may change from time to time in accordance with applicable laws.

Confidential Information/Nondisclosure/Nonsolicitation of Employees. As a condition of your employment with the Company, you are required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached (the “CIIAA”).

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer or Chief Human Resources Officer. Nothing in this letter or the CIIAA shall be construed to alter the at-will nature of your employment relationship with the Company.

Conditions of Employment. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check. You are also required, as a condition of employment, to provide to the Company the required I-9 documentation evidencing your identity and eligibility for employment in the United States. This documentation must be provided to us on or before your first day of employment or your employment will be terminated.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Acceptance of Offer. To accept the Company’s offer of employment, please sign this letter in the space provided below via DocuSign. Also, please fill out the attached CIIAA via DocuSign.

Entire Agreement. This letter, along with the CIIAA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s Chief Executive Officer or Chief Human Resources Officer.

____________We look forward to your favorable reply and to working with you at 4D Molecular Therapeutics. Sincerely,

/s/ Scott Bizily

Scott Bizily, Chief Legal and HR Officer Agreed to and accepted:

/s/ Uneek Mehra

Signature:

Printed Name: Uneek Mehra

Attachments to follow separately:

Confidential Information and Invention Assignment Agreement Change in Control and Severance Agreement